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                  EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT


NAME                                 JURISDICTION OF INCORPORATION

The National City Bank               United States
  of Evansville
Evansville, Indiana

The Peoples National Bank            United States
  of Grayville
Grayville, Illinois

The Farmers and Merchants Bank       State of Indiana
Fort Branch, Indiana

First Kentucky Bank                  Commonwealth of Kentucky
Sturgis, Kentucky

Lincolnland Bank                     State of Indiana
Dale, Indiana

The Bank of Mitchell                 State of Indiana
Mitchell, Indiana

Pike County Bank                     State of Indiana
Petersburg, Indiana

The Spurgeon State Bank              State of Indiana
Spurgeon, Indiana

The State Bank of Washington         State of Indiana
Washington, Indiana

NCBE Leasing Corp.                   State of Indiana
Evansville, Indiana